Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated March 31, 2006, with respect to the consolidated financial statements of O2Diesel Corporation for the year ended December 31, 2005 and for the period from October 14, 2000 (inception) through December 31, 2005 included in Amendment 2 to the Registration Statement (Form SB-2 No. 333-141974) and in the related Prospectus of O2Diesel Corporation for the registration of 12,805,987 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 4, 2007